Exhibit 3.1

Amendment to Amended and Restated Bylaws of Vical Incorporated

The Bylaws (the “Bylaws”) of Vical Incorporated, a Delaware corporation (the “Company”), are hereby amended as follows, effective upon the execution of this amendment by the Secretary of the Company:

A new Article X is hereby added to the Bylaws, which shall read in its entirety as follows:

ARTICLE X

FORUM FOR ADJUDICATION OF DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of Delaware, the certificate of incorporation or these bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article X.”

Dated: November 28, 2018	By:	Vijay B. Samant